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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

NAME	STATE OF INCORPORATION
Aaron Investment Company	Delaware
Aaron Rents, Inc. Puerto Rico	Commonwealth of Puerto Rico

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  Exhibit 21
SUBSIDIARIES OF THE REGISTRANT